Filed Pursuant to Rule 433

Dated September 25, 2006

Registration Statement No. 333-135159

Supplementing Prospectus Supplement Dated September 25, 2006 and

Prospectus dated June 20, 2006

Federal Realty Investment Trust

6.00% Notes due 2012

Term sheet dated September 25, 2006

Principal Amount:	$55,000,000

Aggregate Principal Amount of 6.00% Notes due 2012 Outstanding (after giving effect to this Offering):	$175,000,000

Coupon (Interest Rate):	6.00% per year

Yield to Maturity:	5.421%

Spread to Benchmark Treasury:	+92 basis points

Benchmark Treasury:	4.375% UST due August 15, 2012

Benchmark Treasury Yield and Price:	4.501%; 99-11 1/4

Interest Payment Dates:	January 15 and July 15

First Payment Date:	January 15, 2007

Maturity Date:	July 15, 2012

Price to Public:	102.838% of principal amount, plus accrued interest from July 17, 2006

Settlement Date:	T+3; September 28, 2006

Record Dates:	December 31 and June 30

Aggregate Price to Public:	$57,211,733.33 (including accrued interest from July 17, 2006)

Underwriting Discount	0.6125%

Net Proceeds to the Company before Expenses:	$56,874,858.33 (including accrued interest from July 17, 2006)

Dealer Concession:	0.350%

Reallowance:	0.250%

CUSIP:	313747AM9

Sole Book-Running Manager:	Wachovia Capital Markets, LLC	$33,000,000

Co-Managers:	Bear, Stearns & Co. Inc	$5,500,000
	Citigroup Global Markets Inc	$5,500,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$5,500,000
	RBC Capital Markets Corporation	$5,500,000

This issuance of the 6.00% Notes due 2012 constitutes a reopening of, and will be fully fungible with, will rank equally with and will form a single issue and series with, the Company’s 6.00% Notes due 2012, originally issued on July 17, 2006 in the principal amount of $120,000,000.

6.20% Notes due 2017

Term sheet dated September 25, 2006

Principal Amount:	$70,000,000

Aggregate Principal Amount of 6.20% Notes due 2017 Outstanding (after giving effect to this Offering):	$200,000,000

Coupon (Interest Rate):	6.20% per year

Yield to Maturity:	5.674%

Spread to Benchmark Treasury:	+112 basis points

Benchmark Treasury:	4.875% UST due August 15, 2016

Benchmark Treasury Yield and Price:	4.554%; 102-17

Interest Payment Dates:	January 15 and July 15

First Payment Date:	January 15, 2007

Maturity Date:	January 15, 2017

Price to Public:	104.049% of principal amount, plus accrued interest from July 17, 2006

Settlement Date:	T+3; September 28, 2006

Record Dates:	December 31 and June 30

Aggregate Price to Public:	$73,690,244.44 (including accrued interest from July 17, 2006)

Underwriting Discount	0.650%

Net Proceeds to the Company before Expenses:	$73,235,244.44 (including accrued interest from July 17, 2006)

Dealer Concession:	0.400%

Reallowance:	0.250%

CUSIP:	313747AN7

Sole Book-Running Manager:	Wachovia Capital Markets, LLC $42,000,000

Co-Managers:	Bear, Stearns & Co. Inc	$7,000,000
	Citigroup Global Markets Inc.	$7,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$7,000,000
	RBC Capital Markets Corporation	$7,000,000

Estimated Expenses of the Company Excluding Underwriting Discount:	$250,000

This issuance of the 6.20% Notes due 2017 constitutes a reopening of, and will be fully fungible with, will rank equally with and will form a single issue and series with, the Company’s 6.20% Notes due 2017, originally issued on July 17, 2006 in the principal amount of $130,000,000.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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